EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report expressed an unqualified opinion) included in the Annual Report of SPSS Inc. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of SPSS Inc. on Forms S-3 (Nos. 333-133378, 333-41207, 333-21025, 333-10423, 333-30460, 333-71236, 333-108048 and 333-143802) and on Forms S-8 (Nos. 333-133587, 333-90694, 333-87374, 333-57168, 333-45900, 333-25869, 33-73130, 33-80799, 33-73120, 333-63167, 33-74402, 333-75674, 333-108663, 333-120066 and 333-125824).

/s/  GRANT THORNTON LLP

Chicago, Illinois
February 18, 2009